Exhibit 10.2

REVOLVING PROMISSORY NOTE

$45,000,000.00 U.S.
September 30, 2005

I.  COVENANT TO PAY.

1.1  Promise to Pay. FOR VALUE RECEIVED, STRATUS PROPERTIES INC., a Delaware corporation, STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership, CIRCLE C LAND, L.P.., a Texas limited partnership, and AUSTIN 290 PROPERTIES, INC., a Texas corporation (collectively herein called “Maker”, whether one or more), jointly and severally promise to pay to the order of COMERICA BANK [herein, together with all subsequent holders of this Revolving Promissory Note (“Note”), called “Payee”], on or before the Maturity Date (as herein defined), as hereinafter provided, the principal sum of FORTY-FIVE MILLION AND NO/100 DOLLARS ($45,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the indebtedness evidenced hereby and any additional Advances made by Payee to Maker hereunder or under the Loan Agreement referred to below, and to pay interest on the amounts so advanced hereunder, at the office of Payee identified below, in like money and funds, for the period commencing on the date of each such Advance until paid, at the rates per annum and on the dates provided hereinafter.

1.2  Schedule for Payments. Maker hereby authorizes Payee to endorse on the Schedule annexed to this Note the amount of each Advance made to Maker by Payee and all payments of principal received by Payee in respect of such Advances, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of this Note; provided, however, that the failure to make such notation with respect to any such Advance or payment shall not limit or otherwise affect the obligations of Maker under the Loan Agreement or this Note.

II.  INTEREST RATE COMPUTATION.

2.1  Interest Rate. Pursuant to the terms of this Note, the indebtedness evidenced hereby may collectively consist of either zero (0) or one (1) Base Rate Tranches and any of zero (0), one (1), two (2), three (3), four (4) or five (5) LIBOR Rate Tranches. Under no circumstances shall any Tranche at any point in time accrue interest at a rate in excess of the Maximum Lawful Rate.

2.2  Default Rate. Upon the occurrence and during the continuation of a default in the payment of any principal or interest obligations hereunder or, otherwise, upon the occurrence and during the continuation of any Event of Default (as defined herein), at the option of Payee, the principal balance of this Note then outstanding shall bear interest for the period beginning with the date of occurrence of such default at the Default Rate (as defined herein) until such default or Event of Default has been cured.

2.3  Definitions. As used in this Note and the Loan Documents, the following terms shall have the respective meanings indicated below:

“Adjusted LIBOR Rate” shall mean, on the applicable Effective Date of a LIBOR Rate Tranche, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by Payee to be equal to the quotient of (a) the LIBOR Rate for such LIBOR Rate Tranche divided by (b) one minus the Reserve Requirement on the applicable Effective Date.

“Advances” shall mean advances made by Payee to Maker pursuant to the terms of this Note.

“Applicable Base Rate” shall mean the lesser of (a) the Base Rate from time to time in effect plus one-half of one percent (.5%) per annum, or (b) the Maximum Lawful Rate, but in no event shall the Applicable Base Rate ever be less than the Floor Rate. Fluctuations in the Applicable Base Rate shall become effective immediately, without necessity for any notice whatsoever.

“Applicable LIBOR Rate” shall mean the lesser of (a) the rate of interest equal to the Adjusted LIBOR Rate in effect for the subject Interest Period plus two and one-half of one percent (2.5%) or (b) the Maximum Lawful Rate, but in no event shall the Applicable LIBOR Rate ever be less than the Floor Rate.

“Base Rate” means the rate of interest per annum established from time to time by Payee and designated as its base or prime rate, which may not necessarily be the lowest interest rate charged by such institution.

“Base Rate Tranche” shall mean that portion of the indebtedness evidenced hereby which, at a particular point in time, bears interest at the Applicable Base Rate.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Dallas, Dallas County, Texas, provided that in connection with any LIBOR Rate Tranche, the term Business Day shall exclude any day on which commercial banks are not open for dealings in United States Dollar deposits in London, England.

“Charges” shall mean all fees and charges, if any, contracted for, charged, received, taken or reserved by Payee in connection with the transactions relating to this Note and the indebtedness evidenced hereby or by the Loan Documents which are treated as interest under applicable law.

“Default Rate” shall mean the Maximum Lawful Rate or, if no Maximum Lawful Rate exists, the sum of the Base Rate in effect from day to day plus six percent (6%).

“Effective Date” shall mean the first day of the Interest Period applicable to a LIBOR Rate Tranche.

“Event of Default” shall have the same meaning as that indicated for such term in the Loan Agreement.

“Floor Rate” shall mean five percent (5.0%) per annum.

“Interest Period” shall mean the period of time commencing on the Effective Date of any LIBOR Rate Tranche and ending on the numerically corresponding day in the first, second, third, sixth or twelfth calendar month thereafter (as designated by written notice by Maker to Payee given consistent with the requirements of Section 2.6 or Section 2.7 of this Note). With respect to any Interest Period which commences on the last Business Day of a particular calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), such Interest Period shall end on the last Business Day of the appropriate subsequent calendar month. Any Interest Period which would otherwise extend beyond the Maturity Date shall expire as of the Maturity Date.

“LIBOR Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by Payee’s LIBOR Lending Office or other reference bank selected by Payee at approximately 11:00 a.m. London time (or as soon thereafter as practical), two (2) Business Days prior to the Interest Period for the offering by the LIBOR Lending Office or such reference bank to leading banks in the London interbank market of United States Dollar deposits in immediately available funds having a term comparable to the subject Interest Period and being in an amount approximating the designated LIBOR Rate Tranche.

“LIBOR Rate Tranche” shall mean any portion of the indebtedness evidenced hereby which, at a particular point in time, bears interest at a common Applicable LIBOR Rate.

“LIBOR Lending Office” shall mean Payee’s office (or an affiliate of Payee’s office) located in the Grand Cayman Islands, British West Indies, or such other branch of Payee or Payee’s affiliate, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office.

“Loan Agreement” shall mean that certain Loan Agreement dated of even date herewith by and between Maker, as borrower, and Payee, as lender, relative to the indebtedness evidenced by this Note and related obligations.

“Maturity Date” shall mean May 30, 2007; subject, however, to the right of acceleration as herein provided and as provided elsewhere in the Loan Documents.

“Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Payee in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that it permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the transaction evidenced by the Note and the other Loan Documents. To the extent that Payee is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note, Payee will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Payee will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Payee may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Maker as provided by applicable law now or hereafter in effect.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean any change after the date hereof in federal, state or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such day, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Payee, including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D with respect to “Eurocurrency Liabilities” as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency Liabilities or Eurocurrency funding (or other category of liabilities which includes deposits by reference to which the interest rate on a LIBOR Rate Tranche is determined or any category of extensions of credit which includes loans by a non-United States office of Payee to United States residents).

“Tranche” shall mean either a Base Rate Tranche or a LIBOR Rate Tranche.

2.4  Interest Limitation Recoupment. Notwithstanding anything in this Note to the contrary, if at any time (i) interest at the Applicable Base Rate or the Applicable LIBOR Rate. (ii) interest at the Default Rate, if applicable, and (iii) the Charges computed over the full term of this Note, exceed the Maximum Lawful Rate, then the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Lawful Rate; provided, however, that any subsequent reduction in the Applicable Base Rate or the Applicable LIBOR Rate shall not cause a reduction of the rate of interest payable hereunder below the Maximum Lawful Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Base Rate and/or Applicable LIBOR Rate (as appropriate) if such interest rate had at all times been in effect.

2.5  Computation Period. Except for the computation of the Maximum Lawful Rate which shall be undertaken on the basis of a 365 or 366-day year, as the case may be, interest on the indebtedness evidenced by this Note shall be computed on the basis of a 360-day year and shall accrue on the actual number of days any principal balance hereof is outstanding.

2.6  Initial Rate Options. Maker shall deliver to Payee concurrently with the execution of this Note an irrevocable written notice of Maker’s election to have the initial Advance bear interest from and after the date hereof at either (i) the Applicable Base Rate or (ii) the Applicable LIBOR Rate. To the extent Maker should elect that the initial Advance bear interest at the Applicable LIBOR Rate, Maker shall further designate a duration for the Interest Period for such Advance (i.e., one, two, three, six or twelve months). In the event Maker fails to timely deliver notice to Payee pursuant to this Section 2.6, then the initial Advance of this Note shall bear interest at the Applicable Base Rate until the date specified in any proper written notice received by Payee from Maker specifying that Maker elects to designate the Applicable LIBOR Rate pursuant to Section 2.7 hereof.

2.7  Subsequent Rate Options. Maker shall have the option from time to time during the term of this Note to designate and redesignate whether all or certain portions of the outstanding principal balance hereof shall bear interest at the Applicable Base Rate or the Applicable LIBOR Rate, subject to the terms, conditions and requirements described below:

(a)  New Advances. Maker shall be entitled to designate any new Advance as either a Base Rate Tranche or a LIBOR Rate Tranche by delivery to Payee of an irrevocable written notice no later than three (3) Business Days for a LIBOR Rate Tranche and one (1) Business Day for a Base Rate Tranche prior to the date Maker desires such Advance to be funded specifying Maker’s election to have the new Advance bear interest at either the Applicable Base Rate or the Applicable LIBOR Rate. To the extent Maker should elect that such Advance bear interest at the Applicable LIBOR Rate, Maker shall further designate a duration for the Interest Period for such Advance (i.e., one, two, three, six or twelve months). In the event Maker fails to timely deliver notice to Payee properly designating the interest rate for such Advance, then the Advance shall bear interest at the Applicable Base Rate until and unless redesignated by Maker pursuant to the provisions hereof.

(b)  Redesignation of Rate as to Existing Indebtedness. Maker shall be entitled to redesignate then existing Tranches of the indebtedness evidenced hereby as follows:

(1) Redesignating a LIBOR Rate Tranche. With respect to a LIBOR Rate Tranche, no later than three (3) Business Days prior to the expiration of the then current Interest Period, Maker shall, by irrevocable written notice to Payee, elect to either (i) continue to have such Tranche bear interest at the Applicable LIBOR Rate, or (ii) redesignate such Tranche to bear interest after the expiration of the then current Interest Period at the Applicable Base Rate. To the extent Maker should elect to continue such LIBOR Rate Tranche at the Applicable LIBOR Rate, such election shall not be effective unless it also designates the duration of the immediately succeeding Interest Period (i.e., one, two, three, six or twelve months). To the extent Maker should fail to timely give irrevocable written notice pursuant to this Subparagraph 2.7(b)(l), then Maker shall be deemed to have elected to redesignate the subject Tranche so as to bear interest at the Applicable Base Rate. Any LIBOR Rate Tranche may only be redesignated effective upon the expiration of the then current Interest Period.

(2) Redesignating a Base Rate Tranche. With respect to the Base Rate Tranche, as such may exist from time to time, Maker shall be entitled to elect at any time to redesignate all or any portion of such Base Rate Tranche so as to bear interest at the Applicable LIBOR Rate by giving irrevocable written notice to Payee no later than five (5) Business Days prior to the date Maker desires such election to take effect specifying (i) Maker’s election that all or a designated portion (i.e., a dollar amount) of the Base Rate Tranche be redesignated as a LIBOR Rate Tranche, (ii) the duration of the immediately succeeding Interest Period for such LIBOR Rate Tranche (i.e., one, two, three, six or twelve months), and (iii) the Effective Date for such LIBOR Rate Tranche (which date shall be a Business Day and shall not be sooner than five (5) Business Days after receipt by Payee of such notice).

(c)  Conditions and Requirements. Maker’s right to designate, redesignate and continue any Tranche as a LIBOR Rate Tranche is subject to the following conditions: (i) No Event of Default shall have occurred and be continuing; (ii) the minimum amount of any LIBOR Rate Tranche shall be $250,000.00; (iii) the last day of any Interest Period shall not be subsequent in time to the Maturity Date; (iv) no LIBOR Rate Tranche shall be designated, redesignated or continued if Payee determines that by reason of circumstances affecting the London interbank market either adequate or reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for any Interest Period, or it becomes impracticable for Payee to obtain funds (by purchasing U.S. dollars in the London interbank market) or if Payee reasonably determines that the Adjusted LIBOR Rate will not adequately or fairly reflect the cost to Payee of maintaining the applicable LIBOR Rate Tranche at such rate, or if as a result of any Regulatory Change, it shall become unlawful or impossible for Payee to maintain any such LIBOR Rate Tranche; and (v) there shall never be more than five (5) LIBOR Rate Tranches in effect at any one time hereunder.

III.  PAYMENTS.

3.1  Payment Schedule. The amounts advanced by Payee hereunder and repaid by Maker may be re-borrowed as provided in the Loan Agreement. The amounts advanced under this Note shall be due and payable as follows:

(a)  Commencing on November 5, 2005, and continuing thereafter on the fifth (5th) day of each successive month until the Maturity Date, Maker shall pay Payee all then accrued but unpaid interest hereon (including without limitation, all interest accruing under any Base Rate Tranche and under any LIBOR Rate Tranche); and

(b)  The outstanding principal balance hereof and any and all accrued but unpaid interest thereon shall be due and payable in full on the Maturity Date or upon earlier maturity hereof, whether by acceleration or otherwise.

3.2  Application. All payments on this Note shall, except if an uncured Event of Default has occurred, in which event the payments shall be applied as determined by Payee in its sole discretion, be applied at any time and from time to time and in the following order: (i) the payment of accrued but unpaid interest hereon, (ii) the payment or reimbursement of any expenses, costs or obligations (other than the principal hereof and interest hereon) for which Maker shall be obligated or Payee entitled pursuant to the provisions hereof or of the other Loan Documents, and (iii) the payment of all or any portion of the principal balance then outstanding hereunder, in either the direct or inverse order of maturity; provided, however, that in the absence of an Event of Default, any payment applied on account of principal shall first be applied to the Base Rate Tranche and then to the LIBOR Rate Tranches.

3.3  Place. All payments hereunder shall be made to Payee at its offices located in Dallas County, Texas, at the address of Payee as specified herein or as Payee may from time to time designate in writing to Maker.

3.4  Business Days. If any payment of principal or interest on this Note shall become due and payable on any day which is not a Business Day, such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

3.5  Legal Tender. All amounts payable hereunder are payable in lawful money or legal tender of the United States of America.

3.6  Prepayment. Maker shall have the right to prepay this Note at any time and from time to time without premium or penalty, the entire unpaid principal balance of this Note or any portion thereof, but must also pay the amount of then accrued but unpaid interest on the amount of principal being so prepaid. Notwithstanding anything to the contrary set forth in this Section 3.6, to the extent Maker should attempt to effectuate a prepayment of all or any portion of a LIBOR Rate Tranche, then any such prepayment may be effectuated only on the last day of the then current Interest Period applicable to such LIBOR Rate Tranche unless Payee is paid any amounts owed to Payee pursuant to Section 3.8 hereof.

3.7  Yield Maintenance. Maker shall pay directly to Payee from time to time such amounts as Payee may determine to be necessary to compensate Payee for any costs incurred which are attributable to its making or maintaining any Advance or its obligation to make any Advance or any reduction in any amount receivable by Payee with respect to any Advance or such obligation resulting from any Regulatory Change which:

(a)  changes the basis of taxation of any amounts payable to Payee (other than taxes imposed on the overall net income of Payee by the jurisdiction in which Payee has its principal office);

(b)  imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Payee; or

(c)  imposes any other condition affecting the Loan Agreement, this Note or any of such extensions of credit or liabilities or commitments regarding any LIBOR Rate borrowing.

Notwithstanding the foregoing, Maker shall not be responsible pursuant to this Section 3.7 for amounts incurred as a result of any Regulatory Change which is applicable solely to Payee due to Payee being considered insolvent or in imminent danger of becoming insolvent. Payee agrees that, upon a recapture under the terms of this Section 3.7, Payee will provide Maker with the calculations and the specific formula utilized in said calculations simultaneously with any notice to Maker of a charge under this Section 3.7.

3.8  Compensation. Maker shall pay directly to Payee from time to time such amounts as Payee may determine to be necessary to compensate Payee for any loss, cost or expense incurred by it as a result of any payment or prepayment of a LIBOR Rate Tranche for any reason (including, without limitation, the acceleration of the unpaid principal balance hereof pursuant to Section 4.2 hereof) occurring on a date other than the last day of the Interest Period for such LIBOR Rate Tranche provided, however, that Payee provide Maker written notice thereof as to the amount demanded by Payee. Without limiting the effect of the preceding sentence, such compensation shall include any costs incurred by Payee in liquidating or employing deposits from third parties and an amount equal to the excess, if any, of (i) Payee’s actual cost of obtaining the funds for the LIBOR Rate Tranche being paid or prepaid or not borrowed, redesignated or continued (assumed to be the LIBOR Rate applicable thereto) for the period from and including the date of such payment or prepayment or failure to borrow, redesignate or continue to but excluding the last day of the Interest Period for such LIBOR Rate Tranche (or, in the case of a failure to borrow, redesignate or continue, the interest rate for such LIBOR Rate Tranche which would have commenced on the date of such failure) over (ii) the amount of interest which would be realized by Payee in reemploying the funds so paid or prepaid or not borrowed, redesignated or continued for such period or Interest Period, as the case may be.

IV.  DEFAULT AND REMEDIES.

4.1  Default. Maker shall be in default hereunder immediately upon the occurrence of an Event of Default.

4.2  Remedies. If an Event of Default shall occur, then Payee may, at its option, without notice or demand, declare the unpaid principal balance of, and the accrued but unpaid interest on, this Note immediately due and payable, foreclose all liens and security interests securing payment hereof, pursue any and all other rights, remedies and recourses available to Payee or pursue any combination of the foregoing. All remedies hereunder, under the Loan Documents and at law or in equity shall be cumulative.

4.3  Waiver. Except as specifically provided in the Loan Documents, Maker and any endorsers or guarantors hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and collateral securing payment hereof. Maker and any endorsers or guarantors hereof agree (i) that the time for any payments hereunder may be extended from time to time without notice and consent, (ii) to the acceptance of further collateral, and/or (iii) the release of any existing collateral for the payment of this Note, all without in any manner affecting their liability under or with respect to this Note. No extension of time for the payment of this Note or any installment hereof shall affect the liability of Maker under this Note or any endorser or guarantor hereof even though Maker or such endorser or guarantor is not a party to such agreement.

4.4  No Waiver. Failure of Payee to exercise any of the options granted herein to Payee upon the happening of one or more of the events giving rise to such options shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event. The acceptance by Payee of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the options granted herein to Payee at that time or at any subsequent time or nullify any prior exercise of any such option without the express written acknowledgment of Payee.

4.5  Collection Costs. Maker agrees to pay all costs of collection hereof when incurred, including reasonable attorneys’ fees, whether or not any legal action shall be instituted to enforce this Note.

V.  MISCELLANEOUS.

5.1  Loan Documents. This Note is issued pursuant to the Loan Agreement and is secured, inter alia, by all of the assets owned by the entities which comprise Maker, including, but not limited to, (i) multiple Deeds of Trust dated of even date herewith executed by any of Stratus Properties Inc., Stratus Properties Operating Co., L.P., Circle C Land, L.P.., Austin 290 Properties, Inc. or Calera Court, L.P. in favor of Melinda A. Chausse, Trustee, for the benefit of Payee, covering certain real and personal property situated in multiple counties in Texas (the “Mortgaged Properties”), as more particularly described therein, (ii) subordinate Deeds of Trust executed by Subsidiaries (as defined in the Loan Agreement) of Maker for the benefit of Payee, covering certain real property owned by such Subsidiaries ("Subordinate Deeds of Trust"), (iii) multiple Assignments of Reimbursables and Other Fees dated of even date herewith executed by Maker for the benefit of Payee, and multiple Assignments of Partnership Interests now or hereafter executed pursuant to the Loan Agreement (collectively, the “Assignments”) (this Note, the Loan Agreement, Deeds of Trust, Subordinate Deeds of Trust, the Assignments, and all the other documents evidencing, securing or pertaining to the transaction in which the indebtedness evidenced hereby was incurred are, collectively, referred to as the “Loan Documents”).

5.2  Notices. All notices or other communications required or permitted to be given pursuant hereto shall be in writing and shall be deemed properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, or (iii) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth herein. For purposes of such notices, the addresses of the parties shall be as follows:

Payee:	Comerica Bank
1601 Elm Street, 2nd Floor
M.C. 6504
Dallas, Texas 75201
Attn: National Real Estate Services

Maker:	Stratus Properties Inc.
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701
Attn: William H. Armstrong, III

Stratus Properties Operating Co., L.P.
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701
Attn: William H. Armstrong, III

Circle C Land, L.P.
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701
Attn: William H. Armstrong, III

Austin 290 Properties, Inc.
98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701
Attn: William H. Armstrong, III

With a copy to:	Armbrust & Brown, L.L.P.
100 Congress Avenue, Suite 1300
Austin, Texas 78701
Attention: Kenneth Jones, Esq.

5.3  GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN DALLAS COUNTY, TEXAS. Any action or proceeding under or in connection with this Note against Maker or any other party ever liable for payment of any sums of money payable on this Note may be brought in any state or federal court in Dallas County, Texas. Maker and each such other party hereby irrevocably (i) submits to the nonexclusive jurisdiction of such courts and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.

5.4  Interest Limitation. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the Note or the indebtedness evidenced hereby and by the other Loan Documents (or applicable United States federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Loan Documents or any other communication or writing by or between Maker and Payee related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged or received by reason of Payee’s exercise of the option to accelerate the maturity of the Note, or (iii) Maker will have paid or Payee will have received by reason of any voluntary prepayment by Maker of the Note, then it is Maker’s and Payee’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Payee shall be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, refunded to Maker), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Maker and Payee agree that Payee shall, with reasonable promptness after Payee discovers or is advised by Maker that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Maker and/or credit such excess interest against the Note then owing by Maker to Payee. Maker hereby agrees that as a condition precedent to any claim seeking usury penalties against Payee, Maker will provide written notice to Payee, advising Payee in reasonable detail of the nature and amount of the violation, and Payee shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Maker or crediting such excess interest against the Note then owing by Maker to Payee. All sums contracted for, charged or received by Payee for the use, forbearance or detention of any debt evidenced by the Note shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Note for so long as debt is outstanding. IN NO EVENT SHALL THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) APPLY TO THE NOTE. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

5.5  Captions. The article and section headings used in this Note are for convenience of reference only and shall not affect, alter or define the meaning or interpretation of the text of any article or section contained in this Note.

5.6  Joint and Several Liability. If this Note is executed by more than one party, each such party shall be jointly and severally liable for the obligations of Maker under this Note. If Maker is a partnership, each general partner of Maker shall be jointly and severally liable hereunder, and each such general partner hereby waives any requirement of law that in the event of a default hereunder, Payee exhaust any assets of Maker before proceeding against such general partner’s assets.

5.7  NO ORAL AGREEMENTS. THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE. The provisions of this Note and the Loan Documents may be amended or revised only by an instrument in writing signed by Maker and Payee.

5.8  This Note consolidates, amends and restates in its entirety, and supersedes, (i) that certain Promissory Note dated as of December 16, 1999, executed by Maker and payable to the order of Comerica Bank-Texas in the stated principal amount of $20,000,000, and (ii) that certain Revolving Credit Note dated as of December 16, 1999, executed by Maker and payable to the order of Comerica Bank-Texas in the stated principal amount of $10,000,000 (the foregoing notes, as amended and modified from time to time, herein collectively called the "Original Note"). Maker acknowledges and agrees that the indebtedness outstanding under the Original Note and the liens, security interests and assignments granted by the undersigned securing the Original Note are valid and subsisting except to the extent the Mortgaged Properties were previously released from such liens, security interests, assignments and other interests, and that such liens, security interests, and assignments continue to secure the repayment of the indebtedness evidenced by this Note, and that as of the date of this Note, there are no offsets, claims or defenses existing in connection with the loan evidenced by this Note. This Note is entitled to all of the liens, security interests, benefits and priorities securing the Original Note except to the extent the Mortgaged Properties were previously released from such liens, security interests, assignments and other interests.

EXECUTED to be effective as of the date first above written.

MAKER:

STRATUS PROPERTIES INC.,
a Delaware corporation

By:     /s/ John E. Baker
John E. Baker, Senior Vice President

STRATUS PROPERTIES OPERATING CO., L.P.

a Delaware limited partnership

By:	STRS L.L.C., a Delaware limited liability company, its General Partner

By:	Stratus Properties Inc., a Delaware corporation, its Sole Member

By:  /s/ John E. Baker
John E. Baker, Senior Vice President

CIRCLE C LAND, L.P., a Texas limited partnership

By:	Circle C GP, L.L.C., a Delaware limited liability company, General Partner

By	Stratus Properties Inc., a Delaware corporation, Sole Member

By:  /s/ John E. Baker
John E. Baker, Senior Vice President

AUSTIN 290 PROPERTIES, INC.
a Texas corporation

By: /s/ John E. Baker
John E. Baker, Senior Vice President

The undersigned, Calera Court, L.P., hereby executes this Note to evidence its agreement to be bound by the provisions of Article 4 of Addendum 2 attached to the Loan Agreement, and its obligation and liability for that portion of the Indebtedness under the Calera Court Construction Loan (as defined in the Loan Agreement).

CALERA COURT, L.P., a Texas limited partnership

By:	Calera Court Management, L.L.C., a Texas limited liability company, its general partner

By:	Stratus Properties Operating Co., L.P., a Delaware limited partnership, its Manager

By:	STRS L.L.C., a Delaware limited liability company, its general partner

By:	Stratus Properties Inc., a Delaware corporation, its Manager

By: /s/ John E. Baker
               John E. Baker,
               Senior Vice President

Schedule

Date Made, Continued, Converted, or Paid	Type of Advance	Amount of Advance	Amount of Principal Continued, Converted, or Paid	Unpaid Principal Balance of Note